                                                                      EXHIBIT 19

[POPULAR LOGO]

                                                                  MARCH 31, 2002

                                 POPULAR, INC.

                                 FIRST QUARTER

                                     REPORT

Letter to Shareholders

During the quarter ended March 31, 2002, Popular, Inc. continued to deliver sound earnings growth. In the first quarter of 2002, the Corporation's net income reached $89.0 million, an increase of $14.8 million, or 20%, compared with $74.2 million in the first quarter of 2001. Basic and diluted earnings per common share were $0.63 for the first quarter, an increase of 19% over the $0.53 reported in the same quarter of 2001. Earnings performance for the first quarter of 2002 resulted in a return on average assets (ROA) of 1.19% and a return on common equity (ROE) of 16.83%, compared with 1.09% and 15.25%, respectively, for the same period in 2001.

         Net interest income for the quarter ended March 31, 2002, rose to $285.0 million, representing an 11% improvement over the $255.7 million reported in the first quarter of 2001. The Corporation's net interest margin for the quarter, on a taxable equivalent basis, was 4.29%, compared with 4.21% a year earlier. The provision for loan losses for this quarter amounted to $54.5 million, compared with $50.0 million for the same quarter in 2001. Operating income, excluding derivatives, securities and trading transactions, increased to $135.3 million for the first quarter of 2002, 17% higher than the $115.7 million reported in the same quarter last year, driven mostly by higher service charges on deposit accounts and higher gains on sales of loans. During this quarter the Corporation realized losses on sale of securities and trading transactions of $5.0 million, compared with a gain of $0.5 million for the same period in 2001. The loss resulted mostly from investment opportunities undertaken in this quarter, reinvesting the funds in securities with a higher yield. Operating expenses amounted to $242.2 million for the first quarter of 2002, increasing $21.7 million, or 10% compared with $220.5 million for the same period in 2001, of which $15.4 million was in personnel costs, mostly associated with merit increases, incentives, higher headcount and higher pension and other benefits.

         Total assets reached $30.3 billion at March 31, 2002, an increase of $3 billion over the $27.3 billion at March 31, 2001. Total loans rose to $18.3 billion, up 11% from the $16.5 million in the same period of 2001. This rise is mostly due to the growth of the mortgage loan portfolio, which increased by $1.7 billion or 33%. Deposits totaled $16.5 billion at March 31, 2002, increasing $1.4 billion, or 9%, from $15.1 billion at the same date a year earlier. Stockholders' equity at March 31, 2002 amounted to $2.2 billion, compared with $2.1 billion at the same date in 2001. The rise in stockholders' equity was partly reduced by the redemption of $100 million in preferred stock in January 2002 and to a decrease in the unrealized gains on securities available-for-sale.

         The Corporation's stock market value was $29.22 at March 31, 2002, compared with $29.45 at the same date last year. At the end of the first quarter of 2002, the Corporation had a market capitalization of $4.0 billion. Book value per share of common stock increased 8% to $16.01, compared with its value on March 31, 2001, of $14.86.

--------------------------------------------------------------------------------

As part of the Corporation's Internet banking initiative, during the first quarter of 2002 Banco Popular upgraded and enhanced its web page in the Internet, www.bancopopular.com, converting it to a friendlier version and providing a greater array of online services. This delivery channel allows our banking customers to verify account balances, make payments, apply for credit and other consumer services, among other features. Another innovative online banking service added to Banco Popular's website is electronic bill presentment, which provides the bank's credit card customers access to their billing statements and allows them to issue the payments online. In the near future, customers will also be able to receive their billing statements online from other merchants as well.

--------------------------------------------------------------------------------

Based on our effort to bring services to more customers in more communities, Banco Popular acquired three branches of Banco Bilbao Vizcaya Argentaria in Puerto Rico with deposits approximating $40 million, strengthening our presence in the central region of Puerto Rico.

         During this quarter, Popular, Inc. also established an insurance subsidiary in the United States, Popular Insurance Agency, U.S.A. Through this initiative, we will be able to offer our customers insurance products and services through our national network of branches and offices in the United States.

         Continuing with the initiative of offering financial services to all communities on the mainland United States, while capitalizing on its strength with the Hispanic market, Banco Popular North America announced the opening of its first pilot hybrid check cashing / retail bank branch. This effort is directed to provide customers in the unbanked segment, with the convenience and benefits of the regular bank products, while conventional retail bank customers will benefit from the expanded customer service hours. The first hybrid branch will be introduced in Panorama City, California. In a similar effort, Equity One, the Corporation's consumer and mortgage lending subsidiary in the United States, is heading a strategy to reach the Hispanic community, which traditionally has consisted of renters rather than home buyers, and help increase the home ownership rate. Equity One aims to reach first the Hispanic community of the Pennsylvania, New Jersey and Delaware tristate region, and to gradually expand to other areas of the continental United States.

--------------------------------------------------------------------------------

Humberto Martin, Executive Vice President of the Corporation and head of Banco Popular's Operations Group, retired effective March 31, 2002, after 32 years of service. We are sincerely grateful for his genuine commitment, leadership and consistent dedication to our Corporation. We are also pleased to inform that Felix M. Villamil, who was a Retail Banking Regional Manager and former General Auditor of the Corporation, was designated to assume the leadership role.

--------------------------------------------------------------------------------

We are committed to provide our customers with innovative solutions to help them achieve their financial goals and plans for the future. We will continue to expand our franchise and broaden our businesses, remaining well positioned to better serve our clients by responding quickly to changing market opportunities, thus creating superior returns for you, our shareholders.



/s/ Richard L. Carrion
-----------------------
RICHARD L. CARRION
CHAIRMAN
PRESIDENT
CHIEF EXECUTIVE OFFICER

                                                                   Popular, Inc.

FINANCIAL HIGHLIGHTS

                                                         At March 31,                            Average for the quarter
                                          -----------------------------------------     --------------------------------------------
BALANCE SHEET HIGHLIGHTS                       2002          2001          Change           2002          2001           Change
------------------------------------------------------------------------------------------------------------------------------------
(In thousands)
Money market investments                  $   719,588    $   970,299    $  (250,711)    $   927,038    $   959,452    $   (32,414)
Investment and trading securities           9,902,595      8,211,330      1,691,265       9,871,684      8,993,341        878,343
Loans                                      18,256,924     16,509,477      1,747,447      18,058,011     16,215,424      1,842,587
Total assets                               30,317,366     27,312,158      3,005,208      30,417,589     27,714,226      2,703,363
Deposits                                   16,524,154     15,093,179      1,430,975      16,526,180     14,831,555      1,694,625
Borrowings                                 11,083,110      9,629,177      1,453,933      11,283,963     10,409,114        874,849
Stockholders' equity                        2,184,827      2,122,974         61,853       2,154,243      2,018,788        135,455
------------------------------------------------------------------------------------------------------------------------------------

                                                                  First quarter
                                                      -----------------------------------
OPERATING HIGHLIGHTS                                     2002         2001        Change
------------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share information)
Net interest income                                   $ 285,015    $ 255,717    $  29,298
Provision for loan losses                                54,454       50,034        4,420
Fees and other income                                   130,808      115,521       15,287
Other expenses, net of minority interest                272,325      247,658       24,667
Cumulative effect of accounting change                       --          686         (686)
Net income                                            $  89,044    $  74,232    $  14,812
Net income applicable to common stock                 $  86,534    $  72,145    $  14,389
Earnings per common share                             $    0.63    $    0.53    $    0.10
------------------------------------------------------------------------------------------------------------------------------------

                                                           First quarter
                                                        ------------------
SELECTED STATISTICAL INFORMATION                          2002       2001
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK DATA
Market price
    High                                                $ 29.94    $ 29.45
    Low                                                   27.50      25.25
    End                                                   29.22      29.45
Book value at period end                                  16.01      14.86
Dividends declared                                         0.20       0.16
Dividend payout ratio                                     30.81%     30.16%
Price/earnings ratio                                      12.87x     14.44x
------------------------------------------------------------------------------------------------------------------------------------
PROFITABILITY RATIOS
Return on assets                                           1.19%      1.09%
Return on common equity                                   16.83      15.25
Net interest spread (taxable equivalent)                   3.79       3.40
Net interest yield (taxable equivalent)                    4.29       4.21
Effective tax rate                                        25.29      26.97
Overhead ratio                                            39.07      41.06
Efficiency ratio                                          57.61      59.38
------------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION RATIOS
Equity to assets                                           7.08%      7.28%
Tangible equity to assets                                  6.29       6.34
Equity to loans                                           11.93      12.45
Internal capital generation                               11.35       9.98
Tier I capital to risk-adjusted assets                    10.20      10.63
Total capital to risk-adjusted assets                     11.99      12.59
Leverage ratio                                             6.34       6.59
------------------------------------------------------------------------------------------------------------------------------------
CREDIT QUALITY RATIOS
Allowance for losses to loans                              1.87%      1.85%
Allowance to non-performing assets                        69.24      83.01
Allowance to non-performing loans                         74.45      89.76
Non-performing assets to loans                             2.70       2.23
Non-performing assets to total assets                      1.63       1.35
Net charge-offs to average loans                           1.10       0.89
Provision to net charge-offs                               1.10x      1.38x
Net charge-offs earnings coverage                          3.50       4.17

ADDITIONAL INFORMATION

BOARD OF DIRECTORS
  Richard L. Carrion, Chairman
  Antonio Luis Ferre, Vice Chairman **
  Juan A. Albors Hernandez *
  Jose A. Bechara Bravo *
  Juan J. Bermudez
  Francisco J. Carreras
  Jose B. Carrion Jr.
  David H. Chafey Jr.
  Maria Luisa Ferre *
  Hector R. Gonzalez
  Jorge A. Junquera **
  Guillermo L. Martinez *
  Manuel Morales Jr.
  Alberto M. Paracchini
  Francisco M. Rexach Jr.
  J. Adalberto Roig Jr. *
  Felix J. Serralles Jr.
  Jon E. Slater *
  Julio E. Vizcarrondo Jr.
   Samuel T. Cespedes, Secretary
         * Director of Banco Popular de Puerto Rico only
        ** Director of Popular, Inc. only

EXECUTIVE OFFICERS
  Richard L. Carrion, Chairman of the Board,
   President and Chief Executive Officer
  David H. Chafey Jr., Senior Executive Vice President
  Jorge A. Junquera, Senior Executive Vice President
  Maria Isabel P. de Burckhart, Executive Vice President
  Roberto R. Herencia, Executive Vice President
  Larry B. Kesler, Executive Vice President
  Tere Loubriel, Executive Vice President
  Emilio E. Pinero, Executive Vice President
  Brunilda Santos de Alvarez, Executive Vice President
  Carlos J. Vazquez, Executive Vice President
  Felix M. Villamil, Executive Vice President

SHAREHOLDERS' INFORMATION
  Shareholders' Assistance: Shareholders requiring a change of address, records or information about lost certificates, dividend checks or dividend reinvestment should contact:
     Banco Popular de Puerto Rico
     Popular Center Building - 4th Floor
     Trust Division (725)
     209 Munoz Rivera Ave.
     Hato Rey, Puerto Rico 00918

  Publications: For printed material (annual and quarterly reports, 10-K and 10-Q reports), contact Mr. Amilcar L. Jordan at the Comptroller's Division at
  (787) 765-9800 ext. 6101, or visit our web site at http://www.popularinc.com.

  Dividend Reinvestment Plan: The Corporation has a dividend reinvestment plan that provides the shareholder a simple, convenient and cost-effective way to acquire Popular, Inc. common stock.
  - Dividends can be automatically reinvested in additional shares at 95% of the Average Market Price.
  - Participants may make optional cash payments of at least $25 and not more than $10,000 per calendar month for investment in additional shares.
  - No brokerage commissions are charged on purchases under this plan.
  - Participant's funds will be fully invested, because the plan permits fractions of shares to be credited to a participant's account.
  If you would like more information on this plan, please contact our Trust Division at (787) 756-3908 or (787) 765-9800 exts. 5637, 5525 and 5897.

                                                                   Popular, Inc.

CONSOLIDATED STATEMENTS OF CONDITION

                                                                                                  Quarter ended
                                                                                                    March 31,
                                                                                         -------------------------------
In thousands                                                                                  2002             2001
------------------------------------------------------------------------------------------------------------------------
ASSETS
   Cash and due from banks                                                               $     383,927     $     639,808
------------------------------------------------------------------------------------------------------------------------
   Money market investments:
    Federal funds sold and securities purchased under agreements to resell                     716,123           961,126
    Time deposits with other banks                                                               3,056             8,397
    Bankers' acceptances                                                                           409               776
------------------------------------------------------------------------------------------------------------------------
                                                                                               719,588           970,299
------------------------------------------------------------------------------------------------------------------------
   Investment securities available-for-sale, at market value                                 9,401,158         7,681,290
   Investment securities held-to-maturity, at amortized cost                                   202,022           312,170
   Trading account securities, at market value                                                 299,415           217,870
   Loans held-for-sale, at lower of cost or market                                             900,461           834,242
------------------------------------------------------------------------------------------------------------------------
   Loans                                                                                    17,676,000        16,007,197
      Less - Unearned income                                                                   319,537           331,962
           Allowance for loan losses                                                           341,744           305,295
------------------------------------------------------------------------------------------------------------------------
                                                                                            17,014,719        15,369,940
------------------------------------------------------------------------------------------------------------------------
   Premises and equipment                                                                      404,842           403,263
   Other real estate                                                                            34,550            27,638
   Accrued income receivable                                                                   191,118           202,088
   Other assets                                                                                504,931           378,742
   Intangible assets                                                                           260,635           274,808
------------------------------------------------------------------------------------------------------------------------
                                                                                         $  30,317,366     $  27,312,158
========================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
   Deposits:
    Non-interest bearing                                                                 $   3,100,625     $   3,001,269
    Interest bearing                                                                        13,423,529        12,091,910
------------------------------------------------------------------------------------------------------------------------
                                                                                            16,524,154        15,093,179
   Federal funds purchased and securities sold under agreements to repurchase                4,564,815         4,053,012
   Other short-term borrowings                                                               2,252,679         3,067,197
   Notes payable                                                                             3,996,616         2,233,968
   Other liabilities                                                                           524,350           465,917
------------------------------------------------------------------------------------------------------------------------
                                                                                            27,862,614        24,913,273
------------------------------------------------------------------------------------------------------------------------
   Subordinated notes                                                                          125,000           125,000
------------------------------------------------------------------------------------------------------------------------
   Preferred beneficial interest in Popular North America's junior subordinated
    deferrable interest debentures guaranteed by the Corporation                               144,000           150,000
------------------------------------------------------------------------------------------------------------------------
Minority interest in consolidated subsidiaries                                                     925               911
------------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS'  EQUITY:
   Preferred stock                                                                                  --           100,000
   Common stock                                                                                833,121           830,934
   Surplus                                                                                     270,766           262,748
   Retained earnings                                                                         1,116,963           915,394
   Treasury stock, at cost                                                                     (66,363)          (66,136)
   Accumulated other comprehensive income, net of tax                                           30,340            80,034
------------------------------------------------------------------------------------------------------------------------
                                                                                             2,184,827         2,122,974
------------------------------------------------------------------------------------------------------------------------
                                                                                         $  30,317,366     $  27,312,158
========================================================================================================================

                                                                   POPULAR, INC.

CONSOLIDATED STATEMENTS OF INCOME

                                                                                              Quarter ended
                                                                                                 March 31,
                                                                                         -------------------------
Dollars in thousands, except per share information                                         2002            2001
------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
   Loans                                                                                 $  372,221     $  393,565
   Money market investments                                                                   7,785         15,306
   Investment securities                                                                    111,911        138,059
   Trading account securities                                                                 3,502          3,521
------------------------------------------------------------------------------------------------------------------
                                                                                            495,419        550,451
------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
   Deposits                                                                                 112,931        132,777
   Short-term borrowings                                                                     44,443        119,118
   Long-term debt                                                                            53,030         42,839
------------------------------------------------------------------------------------------------------------------
                                                                                            210,404        294,734
------------------------------------------------------------------------------------------------------------------
Net interest income                                                                         285,015        255,717
Provision for loan losses                                                                    54,454         50,034
------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                                         230,561        205,683
Service charges on deposit accounts                                                          38,973         34,658
Other service fees                                                                           61,687         58,694
(Loss) gain on sale of securities                                                            (4,010)           290
Trading account (loss) profit                                                                (1,030)           188
Derivatives gains (losses)                                                                      511           (631)
Other operating income                                                                       34,677         22,322
------------------------------------------------------------------------------------------------------------------
                                                                                            361,369        321,204
------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
Personnel costs:
   Salaries                                                                                  88,561         77,778
   Profit sharing                                                                             4,940          5,097
   Pension and other benefits                                                                26,801         22,019
------------------------------------------------------------------------------------------------------------------
                                                                                            120,302        104,894
Net occupancy expenses                                                                       19,030         17,195
Equipment expenses                                                                           24,765         24,127
Other taxes                                                                                   9,549          8,810
Professional fees                                                                            17,507         15,939
Communications                                                                               13,273         11,887
Business promotion                                                                           13,367         10,545
Printing and supplies                                                                         4,509          4,319
Other operating expenses                                                                     17,321         15,931
Amortization of intangibles                                                                   2,543          6,876
------------------------------------------------------------------------------------------------------------------
                                                                                            242,166        220,523
------------------------------------------------------------------------------------------------------------------
Income before income tax, minority interest
  and cumulative effect of accounting change                                                119,203        100,681
Income tax                                                                                   30,148         27,151
Net (earnings) losses  of minority interest                                                     (11)            16
------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of accounting change                                         89,044         73,546
Cumulative effect of accounting change, net of tax                                               --            686
------------------------------------------------------------------------------------------------------------------

NET INCOME                                                                               $   89,044     $   74,232
==================================================================================================================

NET INCOME APPLICABLE TO COMMON STOCK                                                    $   86,534     $   72,145
==================================================================================================================

EARNINGS PER COMMON SHARE (BASIC AND DILUTED) (BEFORE AND AFTER
CUMULATIVE EFFECT OF ACCOUNTING CHANGE)                                                  $     0.63     $     0.53
==================================================================================================================

SUBSIDIARIES
CENTRAL OFFICE

  Popular Center
  209 Munoz Rivera Avenue
  San Juan, Puerto Rico 00918
  Telephone: (787) 765-9800

BANCO POPULAR DE PUERTO RICO

  Puerto Rico Office
  Popular Center
  209 Munoz Rivera Avenue
  San Juan, Puerto Rico 00918
  Telephone: (787) 765-9800

  Virgin Islands Office
  193 Estate Altona & Welgunst
  St. Thomas, Virgin Islands 00802
  Telephone: (340) 693-2777

BANCO POPULAR NORTH AMERICA

  4000 West North Avenue
  Chicago, Illinois 60639
  Telephone: (773) 772-8600

BANCO POPULAR, NATIONAL ASSOCIATION

  8523 Commodity Circle
  Suite 100
  Orlando, Florida 32819
  Telephone: (407) 370-7800

ATH COSTA RICA / CreST, S.A.

  Tournon Neighborhood, accross to
  newspaper La Republica,
  ATH Building
  San Jose, Costa Rica
  Telephone: (011) 506-257-9011

GM GROUP, INC.

  1590 Ponce de Leon Avenue
  San Juan, Puerto Rico 00926
  Telephone: (787) 751-4343

EQUITY ONE, INC.

  Marlton Crossing Office Park
  400 Lippincott Drive
  Marlton, New Jersey 08053
  Telephone: (856) 396-2600

POPULAR MORTGAGE, INC.

  268 Ponce de Leon Avenue
  San Juan, Puerto Rico 00918
  Telephone: (787) 753-0245

LEVITT MORTGAGE

  Galeria San Patricio
  B-5 Tabonuco Street
  Suite 207
  Guaynabo, Puerto Rico 00968
  Telephone: (787) 749-8787

POPULAR AUTO, INC.

  M-1046 Federico Costa Street
  Tres Monjitas Industrial
    Development
  San Juan, Puerto Rico 00903
  Telephone: (787) 751-4848

POPULAR LEASING, USA

  16296 Westwood
  Business Parkdrive
  Ellisville, Missouri 63021
  Telephone: (609) 273-1119

POPULAR FINANCE, INC.

  10 Salud Street
  El Senorial Condominium
  Suite 613
  Ponce, Puerto Rico 00731
  Telephone: (787) 844-2860

POPULAR CASH EXPRESS, INC.

  6200 North Hiawatha
  Suite 200
  Chicago, Illinois  60646
  Telephone: (773) 205-8300

POPULAR SECURITIES, INC.

  Popular Center
  209 Munoz Rivera Avenue
  Suite 1020
  San Juan, Puerto Rico 00918
  Telephone: (787) 766-4200

POPULAR INSURANCE, INC.

  9 Pedro Marquez Street
  Culebra, Puerto Rico  00735
  Telephone: (787) 742-0255

POPULAR INSURANCE AGENCY, USA

  1010 W Lake Street
  Suite 509
  Oak Park, Illinois 60301
  Telephone: (773) 394-7680